As filed with the Securities and Exchange Commission on May 30, 2007
Registration No. 333-141700

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMICUS THERAPEUTICS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	2834	20-0422823
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6 Cedar Brook Drive
Cranbury, New Jersey 08512
(609) 662-2000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

John F. Crowley
Chief Executive Officer
Amicus Therapeutics, Inc.
6 Cedar Brook Drive
Cranbury, New Jersey 08512
(609) 662-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Julio E. Vega Bingham McCutchen LLP 150 Federal Street Boston, Massachusetts 02110-1726 (617) 951-8000	Douglas A. Branch Vice President, General Counsel and Secretary Amicus Therapeutics, Inc. 6 Cedar Brook Drive Cranbury, New Jersey 08512 (609) 662-2029	Patrick O’Brien Ropes & Gray LLP One International Place Boston, Massachusetts 02110-1726 (617) 951-7000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), please check the following box.  ☐  _ _

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ _ _

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _ _

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ _ _

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement, other than underwriting discounts and commissions, all of which will be paid by the Registrant. All of the amounts are estimated except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee.

Securities and Exchange Commission registration fee	$2,824
National Association of Securities Dealers, Inc. filing fee	9,125
NASDAQ Global Market listing fee	100,000
Accounting fees and expenses	650,000
Legal fees and expenses	650,000
Blue Sky fees and expenses	10,000
Transfer Agent’s expenses	3,500
Printing and engraving fees	360,000
Miscellaneous	100,000

Total expenses	$1,885,449

Item 14.  Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s restated certificate of incorporation to be effective upon closing of this offering provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as director, notwithstanding any provision of law imposing such liability, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

The Registrant’s restated certificate of incorporation, which is to be effective upon the closing of this offering, provides that the Registrant will, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law and the Registrant’s by-laws (each as amended from time to time), indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the request of the Registrant, as a director, officer, partner, or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by, or on behalf of, the Indemnitee in connection with such action, suit or proceeding and any appeal therefrom. Such indemnification may include payment by the Registrant of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the Indemnitee (such undertaking acceptable by the Registrant without reference to the financial ability of the Indemnitee) to repay such payment if it is ultimately determined that the Indemnitee is not entitled to indemnification under the Registrant’s restated certificate of incorporation; however, the Registrant will not indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person, unless such initiation was approved by the Registrant’s board of directors. Also, the indemnification rights provided in the Registrant’s restated certificate of incorporation (i) are not exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) will inure to the benefit of the heirs, executors and administrators of such persons. The Registrant may, to the extent authorized from time to time by its board of directors, grant indemnification rights to other employees of the Registrant or other persons serving the Registrant and such rights may be equivalent to, or greater or less than, those set forth in the Registrant’s restated certificate of incorporation.

The Registrant has entered into indemnification agreements with each of its directors. These agreements, among other things, require the Registrant to indemnify each director to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director in any action or proceeding, including any action or proceeding by or in right of the Registrant, arising out of the person’s services as a director.

The Registrant maintains a general liability insurance policy that covers certain liabilities of the Registrant’s directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement that the Registrant enters into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, the Registrant, its directors, its officers and persons who control the Registrant within the meaning of the Securities Act, against certain liabilities.

Item 15.  Recent Sales of Unregistered Securities.

Set forth below is information regarding shares of common stock and preferred stock issued, and options and warrants granted, by the Registrant within the past three years that were not registered under the Securities Act. Also included is the consideration, if any, received by the Registrant for such shares, options and warrants and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

(a) Issuances of Securities

1. On April 19, 2004, the Registrant issued a promissory note in the amount of $2,342,188 to CHL Medical Partners II, L.P. This promissory note amended and restated in its entirety the promissory note issued to CHL Medical Partners II, L.P. on February 5, 2004. The Registrant also issued a promissory note in the amount of $157,812 to CHL Medical Partners Side Fund II, L.P. This promissory note amended and restated in its entirety the promissory note issued to CHL Medical Partners Side Fund II, L.P. on February 5, 2004. The principal outstanding under the notes was converted into shares of Series B convertible preferred stock in May 2004.

2. On May 4, 2004 and March 24, 2005, the Registrant issued an aggregate of 4,862,734 shares of our series B redeemable convertible preferred stock at a price of $6.38 per share, together with warrants to purchase an aggregate of 71,609 shares of series B redeemable convertible preferred stock at an exercise price of $6.38 per share, to institutional investors for aggregate cash proceeds of approximately $31 million.

3. On August 17, 2005 and April 17, 2006, the Registrant issued an aggregate of 5,820,020 shares of our series C redeemable convertible preferred stock at a price of $9.45 per share to institutional investors for aggregate cash proceeds of approximately $55 million.

4. On August 23, 2005, the Registrant issued, pursuant to the exercise of common stock purchase warrants, (i) 124,916 shares of our common stock at a purchase price of $0.563 per share to CHL Medical Partners II, L.P., and (ii) 8,416 shares of our common stock at a purchase price of $0.563 per share to CHL Medical Partners II Side Fund, L.P., for aggregate cash proceeds of approximately $75,000.

5. On April 28, 2006, the Registrant issued, pursuant to the exercise of series B redeemable convertible preferred stock purchase warrants, (i) 11,182 shares of our series B redeemable convertible preferred stock at a purchase price of $6.38 per share to CHL Medical Partners II, L.P., and (ii) 753 shares of our series B redeemable convertible preferred stock at a purchase price of $6.38 per share to CHL Medical Partners II Side Fund, L.P., for aggregate cash proceeds of approximately $76,089.

6. On September 13, 2006 and March 12, 2007, the Registrant issued an aggregate of 4,930,405 shares of our series D redeemable convertible preferred stock at a price of $12.16935 per share to institutional investors for aggregate cash proceeds of approximately $60 million.

7. On October 15, 2006, the Registrant issued 133,333 shares of its common stock to Mt. Sinai School of Medicine, in consideration of the grant of a license to certain intellectual property rights to the Registrant.

8. On November 20, 2006, the Registrant issued, pursuant to the exercise of series B redeemable convertible preferred stock purchase warrants, 2,387 shares of our series B redeemable convertible preferred stock at a purchase price of $6.38 per share to Radius Venture Partners II, L.P., for aggregate cash proceeds of approximately $15,218.

No underwriters were involved in the foregoing sales of securities. The securities described in this section (a) of Item 15 were issued to a combination of foreign and United States investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act and Rule 506 of Regulation D promulgated thereunder, relative to sales by an issuer not involving any public offering, to the extent an exemption from such registration was required. All purchasers of shares of convertible preferred stock described above represented to the Registrant in connection with their purchase that they were accredited investors and were acquiring the shares for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

(b) Stock Option Grants and Restricted Stock Awards

Since inception, the Registrant has granted options to certain employees, consultants and others to purchase an aggregate of 3,317,393 shares of common stock as of April 25, 2007. As of April 25, 2007, options to purchase 535,327 shares of common stock had been exercised, options to purchase 232,200 shares of common stock had been forfeited, and options to purchase 2,549,950 shares of common stock remained outstanding at a weighted average exercise price of $7.56 per share. In addition, 53,333 shares of restricted stock awards have been made by the Registrant.

The issuance of restricted stock, stock options and the common stock issuable upon the exercise of such options as described in this section (b) of Item 15 were issued pursuant to written compensatory plans or arrangements with the Registrant’s employees, directors and consultants, in reliance on the exemption provided by Rule 701 and Rule 506 of Regulation D promulgated under the Securities Act. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. All certificates representing the issued shares of common stock described in this Item 15 included appropriate legends setting forth that the securities had not been registered and the applicable restrictions on transfer.

Item 16.  Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit
Number		Description of Exhibit

1	.1*	Form of Underwriting Agreement
3	.1*	Amended and Restated Certificate of Incorporation of the Registrant, as amended and currently in effect
3	.2*	Form of Restated Certificate of Incorporation of the Registrant to be effective upon completion of this offering
3	.3*	By-laws of the Registrant, as currently in effect
3	.4*	Form of Amended and Restated By-laws of the Registrant to be effective upon completion of this offering
4	.1*	Specimen Stock Certificate evidencing shares of common stock
4	.2*	Third Amended and Restated Investor Rights Agreement, dated as of September 13, 2006, as amended
4	.3*	Warrant to purchase shares of common stock, dated August 28, 2002
5	.1*	Opinion of Bingham McCutchen LLP
10	.1*	2002 Equity Incentive Plan, as amended, and forms of option agreements thereunder
10	.2*	2007 Equity Incentive Plan and forms of option agreements
10	.3+*	License Agreement, dated as of April 15, 2002, by and between the Registrant and Mount Sinai School of Medicine of New York University, as amended
10	.4+*	License Agreement, dated as of June 26, 2003, by and between the Registrant and University of Maryland, Baltimore County, as amended
10	.5+*	Exclusive License Agreement, dated as of June 8, 2005, by and between the Registrant and Novo Nordisk, A/S
10	.6*	Sublease Agreement, dated as of May 12, 2005, by and between the Registrant and Purdue Pharma, L.P.
10	.7*	Amended and Restated Employment Agreement, dated as of April 28, 2006, by and between the Registrant and John F. Crowley
10	.8*	Letter Agreement, dated as of November 9, 2004, by and between the Registrant and Matthew R. Patterson
10	.9*	Letter Agreement, dated as of July 27, 2006, by and between the Registrant and James E. Dentzer
10	.10*	Letter Agreement, dated as of December 19, 2005, by and between the Registrant and David Lockhart, Ph.D.
10	.11*	Letter Agreement, dated as of February 2, 2006, by and between the Registrant and Karin Ludwig, M.D.
10	.12*	Change in Control Agreement, dated as of March 6, 2006, by and between the Registrant and David Palling, Ph.D.
10	.13*	Change in Control Agreement, dated as of March 6, 2006, by and between the Registrant and S. Nicole Schaeffer
10	.14*	Change in Control Agreement, dated as of March 6, 2006, by and between the Registrant and Gregory P. Licholai, M.D.
10	.15*	Consulting Agreement, dated as of February 28, 2006, by and between the Registrant and Donald J. Hayden, Jr.
10	.16*	Letter Agreement, dated as of May 12, 2006, by and between the Registrant and Douglas A. Branch
10	.17*	Form of Director and Officer Indemnification Agreement
10	.18*	Letter Agreement, dated as of May 12, 2006, by and between the Registrant and Mark Simon
10	.19*	Employment Agreement, dated as of September 11, 2006, by and between the Registrant and Donald J. Hayden, Jr.
10	.20*	Restricted Stock Agreement, dated as of March 8, 2007, by and between the Registrant and James E. Dentzer

Exhibit
Number		Description of Exhibit

10	.21*	Restricted Stock Agreement, dated as of March 8, 2007, by and between the Registrant and Glenn P. Sblendorio
10	.22*	Lease Agreement, dated as of July 31, 2006, by and between the Registrant and Cedar Brook II Corporate Center, L.P.
10	.23*	2007 Director Option Plan and form of option agreement
10	.24*	2007 Employee Stock Purchase Plan
10	.25*	Severance and Change in Control Agreements, dated as of May 10, 2007, by and between the Registrant and Bradley L. Campbell
21	.1*	Subsidiaries of the Registrant
23.1		Consent of Ernst & Young LLP
23	.2*	Consent of Bingham McCutchen LLP (included in Exhibit 5.1)
24	.1*	Powers of Attorney (included on signature page)

*	Previously filed.
+	Portions of this exhibit have been omitted pursuant to a confidential treatment request. This information has been filed or will be filed separately with the Securities and Exchange Commission.

Financial Statement Schedules

All schedules have been omitted because they are not required or are not applicable or the required information is shown in the financial statements or notes thereto.

Item 17.  Undertakings

(a) The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cranbury, New Jersey, on the 30th day of May, 2007.

AMICUS THERAPEUTICS, INC.

By:	/s/ Douglas A. Branch
Douglas A. Branch
Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* John F. Crowley	President, Chief Executive Officer and Director (principal executive officer)	May 30, 2007

* James E. Dentzer	Chief Financial Officer (principal financial and accounting officer)	May 30, 2007

* Donald J. Hayden	Chairman of the Board	May 30, 2007

* Alexander E. Barkas, Ph.D.	Director	May 30, 2007

* Stephen Bloch, M.D.	Director	May 30, 2007

* P. Sherrill Neff	Director	May 30, 2007

* Michael G. Raab	Director	May 30, 2007

* Glenn Sblendorio	Director	May 30, 2007

* James N. Topper, M.D., Ph.D.	Director	May 30, 2007

* Gregory M. Weinhoff, M.D.	Director	May 30, 2007

*By:	/s/ Douglas A. Branch
Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Description of Exhibit

1	.1*	Form of Underwriting Agreement
3	.1*	Amended and Restated Certificate of Incorporation of the Registrant, as amended and currently in effect
3	.2*	Form of Restated Certificate of Incorporation of the Registrant to be effective upon completion of this offering
3	.3*	By-laws of the Registrant, as currently in effect
3	.4*	Form of Amended and Restated By-laws of the Registrant to be effective upon completion of this offering
4	.1*	Specimen Stock Certificate evidencing shares of common stock
4	.2*	Third Amended and Restated Investor Rights Agreement, dated as of September 13, 2006, as amended
4	.3*	Warrant to purchase shares of common stock, dated August 28, 2002
5	.1*	Opinion of Bingham McCutchen LLP
10	.1*	2002 Equity Incentive Plan, as amended, and forms of option agreements
10	.2*	2007 Equity Incentive Plan and forms of option agreements
10	.3+*	License Agreement, dated as of April 15, 2002, by and between the Registrant and Mount Sinai School of Medicine of New York University, as amended
10	.4+*	License Agreement, dated as of June 26, 2003, by and between the Registrant and University of Maryland, Baltimore County, as amended
10	.5+*	Exclusive License Agreement, dated as of June 8, 2005, by and between the Registrant and Novo Nordisk, A/S
10	.6*	Sublease Agreement, dated as of May 12, 2005, by and between the Registrant and Purdue Pharma, L.P.
10	.7*	Amended and Restated Employment Agreement, dated as of April 28, 2006, by and between the Registrant and John F. Crowley
10	.8*	Letter Agreement, dated as of November 9, 2004, by and between the Registrant and Matthew R. Patterson
10	.9*	Letter Agreement, dated as of July 27, 2006, by and between the Registrant and James E. Dentzer
10	.10*	Letter Agreement, dated as of December 19, 2005, by and between the Registrant and David Lockhart, Ph.D.
10	.11*	Letter Agreement, dated as of February 2, 2006, by and between the Registrant and Karin Ludwig, M.D.
10	.12*	Change in Control Agreement, dated as of March 6, 2006, by and between the Registrant and David Palling, Ph.D.
10	.13*	Change in Control Agreement, dated as of March 6, 2006, by and between the Registrant and S. Nicole Schaeffer
10	.14*	Change in Control Agreement, dated as of March 6, 2006, by and between the Registrant and Gregory P. Licholai, M.D.
10	.15*	Consulting Agreement, dated as of February 28, 2006, by and between the Registrant and Donald J. Hayden, Jr.
10	.16*	Letter Agreement, dated as of May 12, 2006, by and between the Registrant and Douglas A. Branch
10	.17*	Form of Director and Officer Indemnification Agreement
10	.18*	Letter Agreement, dated as of May 12, 2006, by and between the Registrant and Mark Simon
10	.19*	Employment Agreement, dated as of September 11, 2006, by and between the Registrant and Donald J. Hayden, Jr.
10	.20*	Restricted Stock Agreement, dated as of March 8, 2007, by and between the Registrant and James E. Dentzer
10	.21*	Restricted Stock Agreement, dated as of March 8, 2007, by and between the Registrant and Glenn P. Sblendorio
10	.22*	Lease Agreement, dated as of July 31, 2006, by and between the Registrant and Cedar Brook II Corporate Center, L.P.
10	.23*	2007 Director Option Plan and form of option agreement
10	.24*	2007 Employee Stock Purchase Plan
10	.25*	Severance and Change in Control Agreements, dated as of May 10, 2007, by and between the Registrant and Bradley L. Campbell
21	.1*	Subsidiaries of the Registrant
23.1		Consent of Ernst & Young LLP
23	.2*	Consent of Bingham McCutchen LLP (included in Exhibit 5.1)
24	.1*	Powers of Attorney (included on signature page)

*	Previously filed.
+	Portions of this exhibit have been omitted pursuant to a confidential treatment request. This information has been filed or will be filed separately with the Securities and Exchange Commission.